Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT OF

EES GP, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

This Limited Liability Company Agreement (as amended or restated from time to time, this “Agreement”) of EES GP, LLC, a Delaware limited liability company (the “Company”), dated as of December 20, 2019, is entered into by the members set forth on Schedule I attached hereto (collectively, the “Members”).

WHEREAS, the Company was formed on December 18, 2019 by filing the Company’s Certificate of Formation (the “Certificate”) with the Secretary of State of Delaware pursuant to the Delaware Limited Liability Company Act, Delaware Code Ann. Title 6 §§ 18-101, et seq., as amended from time to time (the “Act”);

WHEREAS, each of the Members desires to enter into this Agreement in order to govern their relations as Members and owners of the Company from and after the date hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.              Name.  The name of the limited liability company governed hereby is EES GP, LLC.

2.              Certificates. Any Director (as defined below) or Officer (as defined below) shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.              Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act (the “Company Business”).

4.              Powers.  The Company and the Officers on behalf of the Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company any of the by the Members pursuant to this Agreement, including Section 11 of this Agreement.

5.              Principal Business Office.  The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Board (as defined below).

6.              Registered Office.  The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle.

7.              Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company.

8.              Limited Liability Company Interests.  Limited liability company interests (as such term is defined in Section 18-101(8) of the Act) in the Company held by the Members shall by represented by “Units,” which shall have the rights, preferences, powers, qualifications, limitations and restrictions set forth in this Agreement. All Units issued hereunder shall be uncertificated Units and may be issued in whole Unit increments, in each case unless otherwise determined by the Board. The names of the Members, the number of Units and the percentage interest of the Company owned by each are set forth on attached Schedule I, which Schedule may be revised by the Secretary of the Company from time to time as necessary to reflect the admission of additional or substitute Members or the withdrawal of Members. Any revision to Schedule I in accordance with the foregoing shall not be deemed an amendment to this Agreement pursuant to Section 28 of this Agreement.

9.              Term.  The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 22 of this Agreement.

10.       Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members, Directors, any Officer, employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11.       Allocations and Distributions.

a)             The Company’s profits and losses shall be allocated in proportion to the respective percentage interests of the Members of the Company, as set forth on Schedule I attached hereto.

b)             The Members shall be entitled to receive distributions, including, without limitation, tax distributions or distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company, when and as determined by the Directors, in their sole discretion, out of funds of the Company legally available therefore, net of any reserves, payable on such record date to the Members.  All determinations made pursuant to this Section 11(b) shall be made by the Board in its sole discretion.

12.       Management.

a)             The management of the Company is fully reserved to the Members, and the Company shall not have “managers” as that term is used in the Act.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members, who, except as expressly provided otherwise in this Agreement, shall make all decisions and take all actions for the Company.

b)             The Members shall have the power and authority to delegate to one or more other Persons the Members’ rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

c)              Without limiting the power and authority of the Members to manage the business and affairs of the Company pursuant to the Act and this Agreement, the Members hereby delegate to the Board of Directors of the Company (the “Board”), to the fullest extent permitted under this Agreement and Applicable Law, all power and authority related to the Company’s management and control of the business and affairs of the Company.

d)             The number of Directors constituting the Board on the date hereof shall initially be five, and such number may be adjusted from time to time pursuant to a resolution adopted by Members representing a majority in interest of the outstanding interests of the Company (a “Majority Interest”); provided, however, that the number of Directors constituting the Board shall at all times be at least one. A Director need not be a Member.  Each Director shall be elected or approved by Members representing a Majority Interest and shall serve as a Director of the Company until his or her successor is duly elected and qualified (or his or her earlier death, resignation or removal from office).

e)              The Directors of the Company in office at the date of this Agreement are set forth on Schedule II hereto.

f)               The Members representing a Majority Interest also shall be entitled to appoint one or more persons to serve as non-voting observers of the Board, who shall have such rights and obligations as determined by Members representing a Majority Interest from time to time. The non-voting observers of the Board at the date of this Agreement are set forth on Schedule III hereto. Notwithstanding anything to the contrary in this Agreement, each Member set forth on Schedule I hereto, as long as such Member holds 10% or greater of the outstanding membership interests of the Company shall have the right to appoint one individual as a non-voting observer of the Board. The Company shall provide each such observer with copies of all notices, minutes, consents, and other materials that are provided to its directors; provided, however, any observer shall be required to maintain the confidentiality of all material non-public information and the proceedings of the Board received by such person and to enter into a customary confidentiality agreement as may be reasonably requested by the Board.

g)              Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board.  Notice of such regular quarterly and annual meetings shall not be required.

h)             A special meeting of the Board may be called at any time at the request of (i) the Chairman of the Board or (ii) a majority of the Directors then in office.

i)                 Written notice of all special meetings of the Board must be given to all Directors at least two Business Days prior to any special meeting of the Board.  All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein.  A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

j)                To the extent permitted by Applicable Law, the Board and any committee of the Board may act without a meeting and without prior notice so long as a majority of the members of the Board (a “Board Majority”) or committee, as applicable, shall have executed a written consent or consented by electronic transmission with respect to any action taken in lieu of a meeting.

k)             Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment or by such other means by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

l)                 A Board Majority, present in person or participating in accordance with Section 12(k), shall constitute a quorum for the transaction of business, but if at any meeting of the Board or any committee of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice.  Except as otherwise required by Applicable Law, all decisions of the Board and any committee of the Board shall require the affirmative vote of a majority of all of the Directors on the Board or committee, as applicable. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

m)         Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the appointment of individuals approved by Members representing a Majority Interest.  Any Director so appointed shall hold office until the next annual election and until his successor shall be duly elected and qualified, unless sooner displaced.

n)             The Board may establish committees of the Board and may delegate any of its responsibilities to such committees, except as prohibited by Applicable Law.  The membership and chairs of each committee shall be appointed by the Board.  The Board shall also make all determinations regarding committee membership qualifications.

o)             Any Director or the entire Board may be removed at any time, with or without cause, by Members representing a Majority Interest.

13.       Expenses.

a)             The Company shall pay for any and all expenses, costs and liabilities incurred by or on behalf of the Company in the conduct of the business of the Company and its subsidiaries in accordance with the provisions hereof (collectively, “Company Expenses”), including:

i.                                                all routine administrative and overhead expenses, including fees of auditors, attorneys and other professionals and expenses associated with the maintenance of books and records and communications with the Members;

ii.                                             all expenses incurred in connection with any litigation and the amount of any judgment or settlement paid in connection therewith;

iii.                                          all expenses for indemnity or contribution payable by the Company to any person, whether payable under this Agreement or otherwise and whether payable in connection with any litigation involving the Company or any of its subsidiaries or otherwise;

iv.                                         all expenses incurred in connection with any indebtedness; and

v.                                            all expenses incurred in connection with dissolution and liquidation.

b)             If the Board shall determine that the Company does not have sufficient funds to pay any Company Expense, then the Company may borrow funds from any person for the purpose of paying such Company Expense.

c)              The Company shall reimburse each Director for all reasonable out-of-pocket expenses incurred in connection with its attendance at meetings of the Board and any committee thereof, including travel, lodging and meal expenses, and other reasonable out-of-pocket expenses incurred in connection therewith.

14.       Officers.  The Board may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person.  Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such Officer of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 14 may be revoked at any time by the Board. In addition, the Board is authorized to employ, engage and dismiss, on behalf of the Company, any person, including an affiliate of any of the Members, to perform services for, or furnish goods to, the Company.

15.       Other Business.  Subject to restrictions contained in any other agreement, the Members and each Director may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

16.       Exculpation.

a)             Subject to applicable law, none of the Directors, the Members, any of their affiliates and each of their officers, directors, employees, shareholders, partners and members and each Officer of the Company (each, an “Indemnified Party,” each of which shall be a third party beneficiary of this Agreement solely for purposes of Section 16) shall be liable, in damages or otherwise, to the Company, the Directors, the Members or any of their affiliates for any act or omission performed or omitted by any of them in good faith and in a manner which such Indemnified Party reasonably believed to be in the best interests of the Company (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except (i) for any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement, or (ii) with respect to any act or omission with respect to which such Indemnified Party acted in bad faith or engaged in intentional misconduct or fraud.

b)             To the extent that, at law or in equity, any Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to the Company, the Directors or the Members relating to the Company Business, such Indemnified Party acting under this Agreement shall not be liable to the Company, the Directors or the Members for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict, modify or eliminate the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Party, to the maximum extent permitted by applicable law.

17.       Indemnification.

a)             To the fullest extent permitted by applicable law, the Company shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against any Indemnified Party, each of which shall be a third party beneficiary of this Agreement solely for purposes of this Section 17(a), in each case, from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Indemnified Party from the Company), claims, demands, actions, suits, proceedings, costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever which may be incurred by an Indemnified Party or by the Company for any act or omission taken or suffered by such Indemnified Party in good faith and in a manner which such Indemnified Party reasonably believed to be in the best interests of the Company (including, without limitation, any act or omission taken or suffered by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) in connection with the Company Business, except (i) for any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement, or (ii) with respect to any act or omission with respect to which such Indemnified Party acted in bad faith or engaged in intentional misconduct or fraud.

b)             The satisfaction of any indemnification obligation pursuant to Section 17(a) shall be solely from and limited to the Company assets (including insurance and any agreements pursuant to which the Company, its officers or employees are entitled to indemnification) and none of the Directors, the Members or any of their respective affiliates (other than the Company and its subsidiaries) shall be subject to personal liability therefor.

c)              To the fullest extent permitted by applicable law, expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined by agreement between such Indemnified Party and the Company or, in the absence of such an agreement, upon final adjudication after all possible appeals have been exhausted that such Indemnified Party is not entitled to be indemnified hereunder.

d)             The Company may purchase and maintain insurance on behalf of one or more Indemnified Parties and other persons against any liability which may be asserted against, or expense which may be incurred by, any such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liabilities under the provisions of this Agreement; provided that the Company will (or will cause one of its subsidiaries to) maintain directors’ and officers’ liability insurance, at the cost of the Company and its subsidiaries, for the benefit of the officers and directors of the Company and its subsidiaries.

e)              The provisions set forth in this Section 17 apply to an Indemnified Party even after such Indemnified Party ceases to be a Director, Member, or an affiliate of the Directors or the Members, or ceases to be an officer, director, employee, shareholder, partner or member of the Directors or the Members, or an affiliate of the foregoing, or otherwise ceases to be an employee of the Company, but only with respect to such claims, judgments, losses or damages arising or incurred in, or relating to, the period during which such Indemnified Party was a Director, Member, or an officer, director, employee, shareholder, partner or member of the Directors or any of the Members, or an employee of the Company.

f)               Promptly after receipt by an Indemnified Party of notice of the commencement of any proceeding, such Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against the Company under this Section 17, give written notice to the Company of the commencement of such proceeding; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 17, except to the extent that the Company is actually prejudiced by such failure to give notice.  In case any such proceeding is brought against an Indemnified Party (other than a derivative suit in right of the Company) and such Indemnified Party seeks indemnification from the Company hereunder, the Company will be entitled to participate in and to assume the defense thereof (at the Company’s cost) to the extent that the Company may wish, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Company to such Indemnified Party of the Company’s election to assume the defense of such proceeding, the Company will not be liable for expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.  The Company will not consent to entry of any judgment or enter into any settlement of such proceeding that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect of such proceeding and any related claim.

18.       Primary Obligation.  With respect to any indemnification claim asserted by an Indemnified Party who is or was employed, retained or otherwise associated with, or appointed or nominated by, the Directors or the Members or any of their affiliates and who acts or serves or acted or served as a director, officer, fiduciary, employee, consultant, advisor or agent of, for or to the Company or any of their subsidiaries, and for which such Indemnified Party may seek indemnification from the Company, the Directors, the Members or any of their respective affiliates, the Company or its subsidiaries shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Indemnified Party acting in such capacity or capacities on behalf, or at the request, of the Company or any of its subsidiaries, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise.  Notwithstanding the fact that the Directors, the Members and any of their affiliates other than the Company and its subsidiaries (such persons, together with their respective heirs, successors and assigns, the “Investor Parties”), may have concurrent liability to an Indemnified Party with respect to the Indemnity Obligations, the Company hereby agrees that in no event shall the Company or any of its subsidiaries have any right or claim against any of the Investor Parties for contribution or have rights of subrogation against any Investor Parties through an Indemnified Party for any payment made by the Company or any of its subsidiaries with respect to any Indemnity Obligation.  For the avoidance of doubt, any insurance coverage for any Indemnity Obligation provided, obtained or paid for by the Company or any of its subsidiaries, on the one hand, and any Investor Party, on the other hand, shall be subject to the same primary and secondary liability hierarchy set forth in this Section 18, and the Company and its subsidiaries will use commercially reasonable efforts to ensure that any insurance policies purchased or maintained by the Company or its subsidiaries reflect the foregoing.  In addition, the Company hereby agrees that in the event that any Investor Parties pay or advance to an Indemnified Party any amount with respect to an Indemnity Obligation, the Company will, or will cause its subsidiaries to, as applicable, promptly reimburse such Investor Parties for such payment or advance upon request.  The Company and the Indemnified Parties agree that the Investor Parties are express third party beneficiaries of Section 16, Section 17 and this Section 18.

19.       Elimination of Liabilities and Fiduciary Duties.  Neither any of the Members nor any of the Directors have any duties (including fiduciary duties) to any Member or Director, the Company or any other person, and any duties or implied duties (including fiduciary duties) of any of the Members or any of the Directors to the Company or to any of the Members that would otherwise apply at law (common or statutory) or in equity are hereby eliminated to the fullest extent permitted under the Act (including Section 18-1101(c) and (e) of the Act) and any other applicable law; provided, however, that this Agreement does not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

20.       Admission of Additional Members.  One (1) or more additional members of the Company may be admitted to the Company with the unanimous written consent of the Members; provided that, as a condition of admission as a member of the Company, such additional member must execute a written joinder agreement, in form and substance reasonably acceptable to the Members representing a Majority Interest, under which such additional member agrees to be bound by all of the terms and conditions of this Agreement.

21.       Termination of Membership.  The rights of a Member to share in the profits and losses of the Company, to receive distributions and to assign its interest in the Company shall, on its bankruptcy devolve on its legal representative for the purpose of settling its estate or administering its property.

22.       Dissolution.

a)             The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (i) the written consent of the Members and (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b)             Notwithstanding any other provision of this Agreement, the occurrence of a proceeding under title 11 of the United States Code with respect to the Company or any Member shall not result in the dissolution of the Company or in the cessation of the membership of such Member in the Company.  The withdrawal or resignation of a Member or the dissolution of a Member shall not, by itself, constitute a dissolution of the Company.

c)              In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

23.       Separability of Provisions.  Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24.       Tax Matters Member.   HPS Mezzanine Partners III GP, L.P., is hereby designated as the “Tax Matters Member” and shall serve as the tax matters partner (within the meaning of Section 6231(a)(7) of the Internal Code of 1986, as amended (the “Code”), as in effect prior to the Bipartisan Budget Act of 2015) and as the partnership representative (as defined in Section 6223 of the Code as in effect after the enactment of the Bipartisan Budget Act of 2015).  All expenses incurred by the Tax Matters Member in connection with its duties as tax matters partner or partnership representative, as the case may be, shall be expenses of the Company.  The Company shall maintain capital accounts and allocate the income, gains, losses, and deductions of the Company, as determined for U.S. federal income tax purposes, among the Members in a manner that, to the greatest extent possible, reflects the economic arrangement of the Members under this Agreement and is consistent with the principles of Sections 704(b) and 704(c) of the Code, as determined by the Tax Matters Member.

25.       Tax Treatment.  The Members intend that the Company be treated as a partnership for U.S. federal tax purposes (and any U.S. state income and franchise tax purposes where such treatment is available).  The Members shall file, and shall cause the Company to file, any and all tax forms, returns and elections consistent with such treatment.

26.       Entire Agreement.  This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

27.       Exclusive Jurisdiction; Venue; Waiver of Jury Trial.  This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement, shall be exclusively subject to and governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to conflict of laws or other principles which may result in the application of laws other than the internal laws of the State of Delaware.  All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement shall be exclusively heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The parties agree that service of any court paper may be made in any manner as may be provided under the applicable laws or court rules governing service of process in such court.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  EACH OF THE PARTIES HERETO (INCLUDING THE MEMBER) IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS OBLIGATIONS HEREUNDER.

28.       Amendments.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Members holding a Majority Interest in the Company.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

MEMBERS:

EES Offshore II, LLC

By: HPS Mezzanine Management III, LLC, as Investment Manager

By: HPS Investment Partners, LLC its sole and Managing Member

By:	/s/ Brett Pertuz
Name:	Brett Pertuz
Title:	Managing Director

Mezzanine Partners III, L.P.

By: HPS Mezzanine Management III, LLC, as Investment Manager

By: HPS Investment Partners, LLC its sole and Managing Member

By:	/s/ Brett Pertuz
Name:	Brett Pertuz
Title:	Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LLC AGREEMENT OF EES GP, LLC]

AP Mezzanine Partners III, L.P.

By: HPS Mezzanine Management III, LLC, as Investment Manager

By: HPS Investment Partners, LLC its sole and Managing Member

By:	/s/ Brett Pertuz
Name:	Brett Pertuz
Title:	Managing Director

OC II LVS III LP

By:	/s/ Adam L. Gubner
Name:	Adam L. Gubner
Title:	Authorized Person

OHA EMERGE EQUITY BL, LLC

By:	/s/ Gregory S. Rubin
Name:	Gregory S. Rubin
Title:	Vice President and Secretary

[SIGNATURE PAGE TO INITIAL LLC AGREEMENT OF CGP PARENT LLC]

Indiana Public Retirement System

By: Oak Hill Advisors, L.P., as Investment Manager

By: Oak Hill Advisors GenPar, L.P., its general partner

By: Oak Hill Advisors MGP, Inc., its managing general partner

By:	/s/ Gregory S. Rubin
Name:	Gregory S. Rubin
Title:	Authorized Signatory

OHA Centre Street Partnership, L.P.

By: OHA Centre Street GenPar, LLC, its general partner

By: OHA Centre Street MGP, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name:	Gregory S. Rubin
Title:	Authorized Signatory

[SIGNATURE PAGE TO INITIAL LLC AGREEMENT OF CGP PARENT LLC]

Oregon Public Employees Retirement Fund

By: Oak Hill Advisors, L.P., as Investment Manager

By: Oak Hill Advisors GenPar, L.P., its general partner

By: Oak Hill Advisors MGP, Inc., its managing general partner

By:	/s/ Gregory S. Rubin
Name:	Gregory S. Rubin
Title:	Authorized Signatory

[SIGNATURE PAGE TO INITIAL LLC AGREEMENT OF CGP PARENT LLC]

Schedule I

Ownership

Name of Member	Units Owned	Percentage Interest
HPS Investment Partners, LLC	69,176,585	55.81%
• EES Offshore II, LLC	45,857,098	37.00%
• Mezzanine Partners III, L.P.	19,795,463	15.97%
• AP Mezzanine Partners III, L.P.	3,524,024	2.84%
OC II LVS III LP	25,941,219	20.93%
Oak Hill Advisors, L.P.	28,832,576	23.26%
• OHA EMERGE EQUITY BL, LLC	20,070,209	16.19%
• Indiana Public Retirement System - (Oak Hill)	1,152,943	0.93%
• OHA Centre Street Partnership, L.P.	4,092,948	3.30%
• Oregon Public Employees Retirement Fund - (Oak Hill)	3,516,476	2.84%

Schedule II

Board of Directors

Bill Transier

Gene Davis

Don Dimitrievich

Brett Pertuz

Jeffrey Fitts

Schedule III

Board Observers

Piero Russo

Chris Neumeyer